UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of theSecurities Exchange Act of 1934

Date of report (Date of earliest event reported): April 22, 2014

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, OK	73134
(Address of principal executive offices)	(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

Effective as of April 23, 2014, Gulfport Energy Corporation (the “Company”) entered into a First Amendment (the “First Amendment”) to its Amended and Restated Credit Agreement, originally dated as of December 27, 2013, with The Bank of Nova Scotia, as administrative agent, sole lead arranger and sole bookrunner, Amegy Bank National Association, as syndication agent, KeyBank National Association, as documentation agent, and the other lenders party thereto (the “Amended and Restated Credit Agreement”). The First Amendment (a) increased the letter of credit sublimit from $20,000,000 to $70,000,000, (b) provided for an increase in the borrowing base from $150,000,000 to $275,000,000, and (c) made certain changes to the lenders and their respective lending commitments thereunder.

The preceding summary of the First Amendment is qualified in its entirety by reference to the full text of such amendment, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2014, the Company announced that its Board of Directors appointed Michael G. Moore as the Company’s Chief Executive Officer, effective as of April 22, 2014. Immediately prior to this appointment, Mr. Moore had served as the Company’s interim Chief Executive Officer and Chief Financial Officer. Mr. Moore joined the Company in July 2000 as its Chief Financial Officer and was appointed President of the Company in August 2013. Mr. Moore will also remain Chief Financial Officer until a new Chief Financial Officer has been appointed. Mr. Moore’s full biography and, to the extent applicable, the information required by Item 404(a) of Regulation S-K are included in the Company’s definitive proxy statement filed by the Company with the Securities and Exchange Commission on April 30, 2013, as subsequently supplemented by the Company (the “2013 Proxy Statement”). Mr. Moore’s current compensation is described in the 2013 Proxy Statement and the Company’s subsequent filings with the Securities and Exchange Commission. Mr. Moore’s compensation as our Chief Executive Officer will be determined by our compensation committee and will be disclosed at the time of such determination. In connection with Mr. Moore’s promotion to Chief Executive Officer, the Board of Directors also appointed Mr. Moore to the Company’s Board of Directors, effective as of April 22, 2014. Mr. Moore will serve as a director until the 2014 annual meeting of the stockholders of the Company, or until his successor is duly elected. There is no arrangement or understanding between Mr. Moore and any other person pursuant to which he was selected as a director. Mr. Moore will not receive any compensation for his services as a director.

In addition, following a search for non-employee directors, the Board of Directors appointed Michael S. Reddin to the Company’s Board of Directors, effective as of April 22, 2014. Mr. Reddin will serve as a director until the 2014 annual meeting of the stockholders of the Company, or until his successor is duly elected. The selection of Mr. Reddin was not pursuant to any arrangement or understanding between him and any other person; however, Preng & Associates, an independent third-party search firm retained by the Nominating Committee, provided assistance in identifying him as a potential director candidate. There are no transactions in which Mr. Reddin has an interest that are required to be disclosed under Item 404(a) of Regulation S-K. As a non-employee director, Mr. Reddin will be compensated for his service on the Board of Directors in the same manner as the Company’s other non-employee directors. It is anticipated that Mr. Reddin will serve on the compensation and nominating committees.

Effective as of April 22, 2014, the Company’s Board of Directors also appointed J. Ross Kirtley, age 59, as the Company’s Chief Operating Officer. Mr. Kirtley has been with the Company since May 2013 and has served as Chief Operating Officer of the Company’s Ohio activities since October 2013. From January 2007 to January 2013, he served as Vice President of Services for Sandridge Energy, Inc. (“Sandridge”) and President of Lariat Services, Inc., Hondo Heavy Haul, Inc. and Chapparal Supply, LLC, each a wholly-owned subsidiary of Sandridge. Prior to joining Sandridge, Mr. Kirtley served as Business Manager for NOMAC Drilling, Inc., a wholly owned subsidiary of Chesapeake Energy Corporation. Mr. Kirtley graduated from Southwestern Oklahoma State University in 1977. Mr. Kirtley’s compensation as our Chief Operating Officer will be determined by our compensation committee and will be disclosed at the time of such determination.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Exhibit

10.1	First Amendment to Amended and Restated Credit Agreement, dated as of April 23, 2014, among Gulfport Energy Corporation, as borrower, The Bank of Nova Scotia, as administrative agent, sole lead arranger and sole bookrunner, Amegy Bank National Association, as syndication agent, KeyBank National Association, as documentation agent, and the other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: April 28, 2014	By:	/s/ MICHAEL G. MOORE
Michael G. Moore Chief Executive Officer

EXHIBIT INDEX

Number	Exhibit

10.1	First Amendment to Amended and Restated Credit Agreement, dated as of April 23, 2014, among Gulfport Energy Corporation, as borrower, The Bank of Nova Scotia, as administrative agent, sole lead arranger and sole bookrunner, Amegy Bank National Association, as syndication agent, KeyBank National Association, as documentation agent, and the other lenders party thereto.